Exhibit 99.1

Binah Capital Group, Inc. Announces Receipt of Nasdaq Non-Compliance Notice

NEW YORK, May 24, 2024 – Binah Capital, Group, Inc. (the “Company”) today announced that it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 (the “Form 10-Q”), with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires the timely filing of all required periodic reports with the SEC.

The Notice states that the Company has until July 21, 2024, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to November 18, 2024, or 180 days from the due date of the Initial Delinquent Filing, for filing the Form 10-Q to regain compliance. If the Company fails to timely regain compliance with Nasdaq Listing Rule 5250(c)(1), the Company’s common stock will be subject to delisting from Nasdaq.

On May 24, 2024 the Company filed the Form 10-Q for the fiscal quarter ended March 31, 2024.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding our expectation regarding the Company regaining compliance with the Nasdaq rules are forward looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Annual Report on Form 10-K and any subsequent periodic reports. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Binah Capital Group

Binah Capital Group is a leading independent wealth management enterprise, publicly traded on the NASDAQ under the ticker NASDAQ: BCG. The company was created upon the completion of the merger between Wentworth Management Services LLC and Kingswood Acquisition Corp.

About Wentworth Management Services LLC

Wentworth is a holding company that acquires and manages businesses in the wealth management industry. The company specializes in consolidating independent broker-dealers to capture economies of scale needed to service financial advisors in today's technology-enabled regulatory environment. Wentworth's core philosophy focuses on building long-term, productive relationships with its advisor base. The firm also includes a dealer manager business, investment banking division and a wholesale distribution division.

Media Contacts

Donald Cutler or Joseph Kuo

Haven Tower Group

424 317 4864 or 424 317 4851

dcutler@haventower.com or jkuo@haventower.com